Exhibit 5.1

Our ref:         BGW\KTTN\03.3001.4077

Partner:         Bruce Whittaker

Direct line:    +61 3 9679 3212

Email:           bruce.whittaker@ashurst.com

Contact:        Kenneth Nguyen, Senior Associate

Direct line:    +61 3 9679 3878

Email:           kenneth.nguyen@ashurst.com

19 August 2013

Ashurst Australia Level 26 181 William Street Melbourne VIC 3000 Australia GPO Box 9938 Melbourne VIC 3001 Australia Tel +61 3 9679 3000 Fax +61 3 9679 3111 DX 388 Melbourne www.ashurst.com

To:	Tronox Finance LLC
One Stamford Plaza
26 Tresser Boulevard, Suite 1100
Stamford, Connecticut 06901

Dear Sirs

Tronox Finance LLC – US$900,000,000 6.375% Senior Notes due 2020

We have acted as Australian legal advisers to Tronox Finance LLC and each Australian Guarantor in relation to the Documents (defined below).

In this opinion, headings are for convenience only and do not affect interpretation.

1.	DEFINITIONS

In this opinion:

(a)	terms have the meanings given in Schedule 1; and

(b)	subject to paragraph 1(a), terms that are defined in the Documents have the meanings given in those documents unless the context requires otherwise.

2.	DOCUMENTS

We have examined and rely on:

(a)	a PDF copy of each executed Notation of Guarantee;

(b)	a PDF copy of the executed Indenture;

(c)	copies identified to our satisfaction of:

(i)	the certificate of registration and the constitution, both as at 3 August 2012 (in the case of Tronox Limited) or 20 August 2012 (in the case of the other Australian Guarantors) and as at the date of this opinion, of each Australian Guarantor;

AUSTRALIA BELGIUM CHINA FRANCE GERMANY HONG KONG SAR INDONESIA (ASSOCIATED OFFICE) ITALY JAPAN PAPUA NEW GUINEA SINGAPORE SPAIN SWEDEN UNITED ARAB EMIRATES UNITED KINGDOM UNITED STATES OF AMERICA

Ashurst Australia (ABN 75 304 286 095) is a general partnership constituted under the laws of the Australian Capital Territory carrying on practice under the name “Ashurst” under licence from Ashurst LLP. Ashurst LLP is a limited liability partnership registered in England and Wales, and is a separate legal entity from Ashurst Australia. In Asia, Ashurst Australia, Ashurst LLP and their respective affiliates provide legal services under the name “Ashurst”. Ashurst Australia, Ashurst LLP or their respective affiliates has an office in each of the places listed above.

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(ii)	an extract of minutes of a meeting of Tronox Limited held on 3 August 2012;

(iii)	circulating resolutions of the board of directors of each Australian Guarantor other than Tronox Limited made on 20 August 2012; and

(iv)	each Power of Attorney;

(d)	an extract of the public records of each Australian Guarantor produced, at our request, on 19 August 2013 by ASIC from information it obtained from its national database; and

(e)	a certificate dated 19 August 2013 made by the senior vice-president, general counsel and secretary of Tronox Limited stating that, as at that date:

(i)	all Australian Guarantors are members of the same wholly-owned group;

(ii)	no Australian Guarantor, by entering into, and performing obligations under, the Documents to which it is a party, is financially assisting the acquisition of shares (or units of shares) in itself or any holding company of itself;

(iii)	no transaction in connection with the Documents constituted or will constitute an insolvent transaction within the meaning of section 588FC (Insolvent transactions) of the Corporations Act or, without limitation, an unfair preference or an uncommercial transaction (each as defined in the Corporations Act);

(iv)	each person who relies on a Document or a Power of Attorney being binding on an Australian Guarantor is entitled to make the assumptions set out in section 129 (Assumptions that can be made) of the Corporations Act in relation to it; and

(v)	no Australian Guarantor has entered or will enter into any Document as the trustee of any trust.

3.	SCOPE

This opinion relates only to the Relevant Laws in force at 9.00 am (Melbourne time) on the date of this opinion. It is given on the basis that it will be construed in accordance with the laws of Victoria.

4.	OPINION

Subject to the assumptions in Schedule 2 and the qualifications in Schedule 3, we are of the following opinion.

(a)	Each Australian Guarantor is registered and validly existing under the Corporations Act and is capable of suing and being sued in its corporate name. According to the extracts referred to in paragraph 2(d) of this opinion, no steps have been taken to appoint a receiver, administrator or liquidator over, or to wind up, any Australian Guarantor.

(b)

Each Australian Guarantor has the corporate power to enter into the Notation of Guarantee and to perform its obligations under it. Without limiting this opinion, Tronox Worldwide Pty Limited has the corporate power to enter into the Notation of

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Guarantee in its expressed capacity as “Managing Partner” of Tronox Holdings Europe C.V.

(c)	Each Australian Guarantor has taken all corporate action that it needs to take to authorise it to enter into the Notation of Guarantee and to perform its obligations under it.

5.	BENEFIT AND PURPOSE

This opinion is for the benefit solely of Tronox Finance LLC and any purchaser of Exchange Notes. It may not be used for any other purpose or relied on by any other person without our written consent except that Kirkland & Ellis LLP and Bird & Bird LLP may each rely upon this opinion to the same extent as if it were an addressee hereof in connection with an opinion to be rendered by it on or about the date hereof relating to, among others, Tronox Finance LLC and the Australian Guarantors. No copy of or extract from this opinion may be supplied to any other person, and this opinion must not be quoted or referred to in any public document or filed with any Government Agency or other person, without our written consent, other than:

(a)	as a filing with the Securities and Exchange Commission as an exhibit to the Registration Statement;

(b)	to the extent required by law or a directive of a Government Agency; or

(c)	in connection with any litigation relating to a Document, the Exchange Notes or this opinion.

Yours faithfully

/s/ Ashurst

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SCHEDULE 1

DEFINITIONS

ASIC means the Australian Securities and Investments Commission.

Australia means the Commonwealth of Australia.

Australian Guarantor means each of:

(a) Tronox Australia Pigments Holdings Pty Ltd ACN 155 120 728;

(b) Tronox Pigments Australia Holdings Pty Ltd ACN 155 235 304;

(c) Tronox Pigments Australia Pty Ltd ACN 155 254 336;

(d) Tronox Pigments Western Australia Pty Limited ACN 155 319 430;

(e) Tronox Limited ACN 153 348 111;

(f) Tronox Global Holdings Pty Limited ACN 154 691 826;

(g) Tronox Sands Holdings Pty Limited ACN 154 709 332;

(h) Tronox Australia Holdings Pty Limited ACN 155 254 274;

(i) Tronox Worldwide Pty Limited ACN 158 561 061;

(j) Tronox Western Australia Pty Ltd ACN 009 331 195;

(k) Tronox Holdings (Australia) Pty Ltd ABN 90 071 040 750;

(l) Tronox Investments (Australia) Pty Ltd ABN 53 071 040 152;

(m) Tronox Australia Pty Ltd ABN 28 009 084 851;

(n) Ticor Resources Pty Ltd ABN 27 002 376 847;

(o) Ticor Finance (A.C.T.) Pty Ltd ABN 58 008 659 363;

(p) TiO2 Corporation Pty Ltd ABN 50 009 124 181;

(q) Tific Pty. Ltd. ABN 69 009 123 451;

(r) Yalgoo Minerals Pty. Ltd. ABN 21 008 948 383;

(s) Tronox Mineral Sales Pty Ltd ABN 40 009 344 094;

(t) Senbar Holdings Pty Ltd ABN 86 009 313 062;

(u) Synthetic Rutile Holdings Pty Ltd ABN 38 009 312 047;

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(v)	Pigment Holdings Pty Ltd ABN 53 009 312 994; and

(w)	Tronox Management Pty Ltd ACN 009 343 364.

Australian Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth), jointly, as applicable.

Authorisation means:

(a)	an authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

(b)	in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken,

including any renewal or amendment.

Corporations Act means the Corporations Act 2001 (Cth).

Document means each of:

(a)	the Notation of Guarantee;

(b)	the Indenture; and

(c)	the Registration Statement.

Exchange Notes means the US$900,000,000 6.375% Senior Notes due 2020 to be issued by the Issuer on or about 19 August 2013 in connection with an exchange offer to be made pursuant to the Registration Statement.

Government Agency means:

(a)	a government or government department or other body;

(b)	a governmental, semi-governmental or judicial person including a statutory corporation; or

(c)	a person (whether autonomous or not) who is charged with the administration of a law.

Indenture means the indenture dated 20 August 2012 between, among others, the Issuer, the Australian Guarantors and Wilmington Trust, N.A., as trustee.

Issuer means Tronox Finance LLC.

Notation of Guarantee means each notation of guarantee dated on or about 20 August 2012 and substantially in the form set out in Exhibit E to the Indenture.

Power of Attorney means each of:

(a)	a power of attorney of Tronox Limited ACN 153 348 111 dated 20 August 2012; and

(b)	a power of attorney of each other Australian Guarantor dated 20 August 2012.

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Registration Statement means the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about 19 August 2013.

Relevant Jurisdiction means each of New South Wales, Queensland and Western Australia.

Relevant Laws means the laws of the Relevant Jurisdiction and the federal laws of Australia as they apply in the Relevant Jurisdiction.

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SCHEDULE 2

ASSUMPTIONS

1.	Assumptions regarding Documents

(a)	All signatures, seals, dates and stamp duty markings on the Documents and the constitution of each Australian Guarantor are genuine.

(b)	If we have reviewed a copy of a document rather than an original, the copy is a complete, genuine and accurate copy of the original.

(c)	The Documents have not been amended, released or discharged, and no provision in them has been waived.

(d)	No Power of Attorney has been revoked or varied.

2.	Assumptions relating to the parties and the entry into the Documents

(a)	Each Australian Guarantor entered or will enter into the Documents to which it is a party in good faith and the entry by that Australian Guarantor into, and the performance of obligations by that Australian Guarantor under, those Documents are in its best interests and for the purpose of its business.

(b)	The meeting referred to in paragraph 2(c)(ii) of this opinion was properly convened and, in relation to the meeting referred to in paragraph 2(c)(ii) and the circulating resolutions referred to in paragraph 2(c)(iii):

(i)	the resolutions described in the extract of minutes and each set of circulating resolutions were properly passed as valid decisions of the board of directors of the corresponding Australian Guarantor and have not been subsequently revoked, cancelled or varied; and

(ii)	the corresponding extract of the minutes of the meeting or circulating resolutions constitute a true and correct record of the matters in the relevant extract.

(c)	All information contained in the search referred to in paragraph 2(d) of this opinion, including information regarding each person listed as a director or company secretary, is complete, accurate, up-to-date and is the same as information provided by the corresponding Guarantor that is available to the public from ASIC.

Where any obligation under the Documents is to be performed in any jurisdiction other than the Relevant Jurisdiction, its performance will not be illegal or unenforceable under the laws of that jurisdiction.

(d)	The Documents:

(i)	are within the capacity and power of, and have been or will be validly authorised, executed and delivered by, each party to them other than each Australian Guarantor; and

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(ii)	constitute or will constitute valid and binding obligations of each party to them under all applicable laws (other than the Relevant Laws as they affect the obligations of each Australian Guarantor).

(e)	No party to a Document has engaged or will engage in misleading or deceptive conduct (by act or omission) or is conducting or will conduct its business or any activity contemplated by the Documents in any way or for any purpose not evident from the face of the Documents which might render any Document illegal, void, voidable or otherwise unenforceable or might otherwise render any part of this opinion incorrect.

(f)	Tronox Worldwide Pty Limited has been validly appointed as “Managing Partner” of Tronox Holdings Europe C.V. pursuant to the laws of the Kingdom of Netherlands and Tronox Holdings Europe C.V.‘s organisational documents, and has the power to bind Tronox Holdings Europe C.V.

(g)	The certificate referred to in paragraph 2(e) of this opinion is correct.

We have not investigated whether the assumptions in this schedule are correct. The fact that we make the assumptions does not imply that we are not aware of any circumstance that might affect whether they are correct. However, neither the partner responsible for the preparation of this opinion (Bruce Whittaker) nor the lawyer involved in preparation of this opinion (Kenneth Nguyen) is actually aware that any of the assumptions is incorrect.

None of the assumptions is limited by reference to any other assumption.

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SCHEDULE 3

QUALIFICATIONS

None of the following qualifications is limited by reference to any other qualification.

1.	Searches

We have not made any independent investigations or searches, other than the searches referred to in paragraph 2(d) of this opinion (which are the searches that are customary in the Relevant Jurisdictions for opinions of this nature). The results of those searches may not be complete, accurate or up-to-date.

2.	General qualifications

(a)	We have relied, as to certain matters of fact, on information provided by officers of one or more of the Australian Guarantors (including in the certificate referred to in paragraph 2(e) of this opinion).

(b)	We express no opinion:

(i)	on any provision that requires a person to do or not do something that is not clearly identified in the provision, or on any undertaking in a Document to comply with another document or agreement, unless that other document or agreement is itself a Document;

(ii)	on the accuracy or relevance of any representation, warranty or other statement made by any party to a Document except to the extent that that representation, warranty or other statement is expressly repeated in paragraph 4 of this opinion;

(iii)	on whether goods and services tax is payable in connection with the transactions contemplated by the Documents; or

(iv)	on the financial ability of any Australian Guarantor to perform its obligations under the Documents.